Exhibit 6.16

THIRD AMENDMENT TO CONVERTIBLE PROMISSORY NOTE

This THIRD AMENDMENT TO CONVERTIBLE PROMISSORY NOTE (this “Third Amendment”) is dated effective as of May 21, 2025 (the “Amendment Effective Date”), by and between Alternative Ballistics Corporation, a Nevada Corporation (the “Company”) and Sky Financial & Intelligence LLC (“Sky”), and Kenneth Haller (“Haller”), or their respective assignees (Sky and Haller, collectively referred to as “Holder” and together with the Company, the “Parties”).

WHEREAS, the Company and the Holder entered into that certain Convertible Promissory Note, dated as of March 29, 2022, pursuant to which the Company issued to the Holder a convertible promissory note in the original principal amount of $1,000,000 (together with all accrued interest thereon, the “Original Note”);

WHEREAS, the Company and the Holder entered into that certain First Amendment to Original Note, dated as of August 23, 2023 (the “First Amendment”), pursuant to which the parties amended certain terms of the Original Note, including, among other things, the maturity date, and in consideration of the Holder’s agreement to enter into the First Amendment, the Company issued to the Holder a warrant to purchase securities of the Company, dated as of August 23, 2023 (the “Warrant”);

WHEREAS, the Company and the Holder entered into that certain Second Amendment to Convertible Promissory Note, dated as of August 15, 2024 (the “Second Amendment”), pursuant to which the parties further amended certain terms of the Original Note, as previously amended by the First Amendment;

WHEREAS, the Company and the Holder now desire to further amend the Original Note, as amended by the First Amendment and Second Amendment, pursuant to the terms and conditions set forth in this Third Amendment; and

WHEREAS, as an inducement for the Holder to enter into this Third Amendment, the Company shall issue 12,000,000 shares of common stock in the capital of the Company to the Holder.

NOW, THEREFORE, in consideration of the premises and the mutual covenants of the parties hereinafter expressed and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, each intending to be legally bound, agree as follows:

1.	Recitals. The recitations set forth in the preamble of this Third Amendment are true and correct and incorporated herein by this reference.

2.	Capitalized Terms. All capitalized terms used in this Third Amendment shall have the same meaning ascribed to them in the Original Note, except as otherwise specifically set forth herein.

3.	Conflicts. In the event of any conflict or ambiguity by and between the terms and provisions of this Third Amendment and the terms and provisions of the Original Note, the terms and provisions of this Third Amendment shall control, but only to the extent of any such conflict or ambiguity.

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4.	Amendment to Original Note

A.	The Original Note shall be amended to reflect the extension hereunder, so that the Maturity Date shall be March 29, 2027.

B.	Any reference to “two years” in the recitals of the Original Note, including under the subheading “Repayment,” is hereby deleted in its entirety and replaced with “five years.”

5.	Share Issuance. Concurrent with the execution and delivery of this Third Amendment, the Company shall issue to the Holder 12,000,000 duly authorized, validly issued, fully paid and non-assessable shares of common stock of the Company (the “Inducement Shares”), free and clear of all liens, claims, and encumbrances. The issuance of the Inducement Shares has been made in compliance with all applicable securities laws and does not violate the organizational documents of the Company or any agreement binding on the Company.

6.	No Interest. The Parties acknowledge and agree that no interest shall accrue on the Original Note, as amended by the First Amendment, the Second Amendment, or this Third Amendment, until March 29, 2027. The Holder’s agreement to defer the accrual of interest as set forth herein is a material inducement to the Company’s issuance of the Inducement Shares to the Holder in connection with this Third Amendment.

7.	Not a Novation. This Third Amendment is a modification of the Original Note only and not a novation.

8.	Effect on Original Note and Transaction Documents. Except as expressly amended by this Amendment, all of the terms and provisions of the Original Note shall remain and continue in full force and effect after the execution of this Third Amendment, are hereby ratified and confirmed, and incorporated herein by this reference.

9.	Execution. This Third Amendment may be executed in one or more counterparts, all of which taken together shall be deemed and considered one and the same amendment. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf’ format file or other similar format file, such signature shall be deemed an original for all purposes and shall create a valid and binding obligation of the party executing same with the same force and effect as if such facsimile or “.pdf’ signature page was an original thereof.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Third Amendment as of the day and year first above written.

ALTERNATIVE BALLISTICS CORPORATION

By:	/s/ Steven Luna
Name:	Steven Luna
Title:	Chief Executive Officer

KENNETH HALLER, on behalf of himself and SKY FINANCIAL & INTELLIGENCE, LLC, a Wyoming limited liability company

By:	/s/ Kenneth Haller
Name:	Kenneth Haller
Its:	Sole Member of Sky Financial & Intelligence, LLC

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